Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Amendment No. 1 to Form S-1 of the following reports dated January 22, 2010, which appear in the prospectus, which is part of this Registration Statement. We also consent to the references to us under the heading “Experts” in such Prospectus.
•	Our report relating to the audit of the consolidated financial statements of PAA Natural Gas Storage, LLC as of December 31, 2009 and 2008 and for the periods of September 3, 2009 to December 31, 2009 and January 1, 2009 to September 2, 2009 and for the years ended December 31, 2008 and 2007.
•	Our report relating to the audit of the balance sheet of PAA Natural Gas Storage, L.P. as of January 22, 2010.
•	Our report relating to the audit of the balance sheet of PNGS GP LLC as of January 22, 2010.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Houston, Texas
March 2, 2010